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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported) June 27, 1999

                            ______________________

                         WISCONSIN ENERGY CORPORATION
            (Exact name of registrant as specified in its charter)


                                    1-9057
                           (Commission file number)

                Wisconsin                                  39-1391525
    (State or other jurisdiction of           (I.R.S. Employer Identification
     incorporation or organization)                           No.)


      231 West Michigan Street, P.O. Box 2049, Milwaukee, Wisconsin 53201
                   (Address of principal executive offices)
                                                                 (Zip Code)

                                 (414) 221-2345
             (Registrant's telephone number, including area code)

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ITEM 5.  OTHER EVENTS.

                       MERGER AGREEMENT WITH WICOR, INC.

     On June 28, 1999, Wisconsin Energy Corporation, a Wisconsin corporation ("Wisconsin Energy"), and WICOR, Inc., a Wisconsin corporation ("WICOR"), issued a joint press release announcing that they had entered into an Agreement and Plan of Merger, dated as of June 27, 1999 (the "Merger Agreement"), by and among Wisconsin Energy, WICOR and CEW Acquisition, Inc., a Wisconsin corporation and a wholly owned subsidiary of Wisconsin Energy ("Acquisition"). The Merger Agreement provides for a strategic business combination of Wisconsin Energy and WICOR through a merger of WICOR and Acquisition (the "Merger"). The Merger Agreement has been approved by the boards of directors of Wisconsin Energy and WICOR.

     Subject to the terms of the Merger Agreement, at the time of the Merger, each outstanding share of WICOR common stock, par value $1.00 per share ("WICOR Common Stock") (together with the associated common stock purchase right issued pursuant to WICOR's Rights Agreement) will be converted into the right to receive cash, common stock, par value $.01 per share of Wisconsin Energy ("Wisconsin Energy Common Stock"), or a combination of cash and shares of Wisconsin Energy Common Stock (the "Merger Consideration") having a value of $31.50 per share of WICOR Common Stock if the Closing occurs by July 1, 2000, increased by an amount equivalent to daily simple interest on $31.50 at the rate of six percent per annum for each day after July 1, 2000 through the closing date if the closing occurs after July 1, 2000 (the "Exchange Value"). Prior to the closing date, Wisconsin Energy will select the percentage of the Merger Consideration to be paid in Wisconsin Energy Common Stock, which may be not less than 40% or more than 60%; the balance will be paid in cash. The exchange ratio for each share of WICOR Common Stock converted into Wisconsin Energy Common Stock will be determined by dividing the Exchange Value by the average of the closing prices of the Wisconsin Energy Common Stock on the New York Stock Exchange for the 10 trading days ending with the fifth trading day prior to the closing date (the "Average Wisconsin Energy Price"). Each WICOR shareholder will be entitled to elect to receive cash, Wisconsin Energy Common Stock or a combination thereof, subject to proration if the cash or stock elections exceed the maximum amounts permitted. Cash will be paid in lieu of any fractional shares of Wisconsin Energy Common Stock which holders of WICOR Common Stock would otherwise receive. If the Average Wisconsin Energy Price is less than $22.00 per share, Wisconsin Energy may elect to pay the entire Merger Consideration in cash.

     Consummation of the Merger is subject to the satisfaction of certain closing conditions set forth in the Merger Agreement, including approval by the shareholders of Wisconsin Energy and WICOR, approval by the Public Service Commission of Wisconsin, approval by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended, and expiration or termination of the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The regulatory approval process is expected to take approximately 9 to 12 months.

     The Merger Agreement provides that upon the consummation of the Merger, Richard A. Abdoo will continue as the Chairman of the Board, President and Chief Executive Officer of Wisconsin Energy and that George E. Wardeberg, the
Chairman and Chief Executive Officer of WICOR, will become the Vice Chairman of the Board of Wisconsin Energy for a two-year term, after which Mr. Wardeberg intends to retire as Vice Chairman but remain a member of the Wisconsin Energy Board of Directors. The Merger Agreement also provides that, in addition to Mr. Wardeberg, one other member of the current WICOR Board of Directors selected by Wisconsin Energy will join the Wisconsin Energy Board of Directors after the consummation of the Merger.

     The Merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, to the extent that shares of WICOR Common Stock are exchanged for shares of Wisconsin Energy Common Stock, and will be accounted for as a purchase transaction. The Merger Agreement provides that if the Merger Agreement is terminated under certain circumstances and WICOR enters into a competing transaction with another party within 21 months after the termination, WICOR will pay a termination fee of $30 million to Wisconsin Energy.

     The Merger Agreement and the joint press release announcing the Merger Agreement are filed as exhibits to this report. The above description of the Merger Agreement is qualified by reference to the provisions of the Merger Agreement.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (c)  Exhibits:
          --------

     See Exhibit Index following the Signatures page of this report, which is incorporated herein by reference.

                                      -2-
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                                                                        FORM 8-K


                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              WISCONSIN ENERGY CORPORATION


                              By:  /s/ Calvin H. Baker
                                   --------------------------------------
                                   Calvin H. Baker, Treasurer and Chief
                                   Financial Officer


Date:  June 29, 1999
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                         WISCONSIN ENERGY CORPORATION
                         (Commission File No. 1-9057)

                                 EXHIBIT INDEX
                                      to
                          CURRENT REPORT ON FORM 8-K
                        Date of Report:  June 27, 1999

                                          Incorporated Herein   Filed
Exhibit               Description           by Reference to    Herewith
--------------  ------------------------  -------------------  --------
Exhibit 2.1     Agreement and Plan of                             X
                Merger, dated as of
                June 27, 1999, by and
                among Wisconsin Energy
                Corporation, WICOR, Inc.
                and CEW Acquisition, Inc.

Exhibit 99.1    Joint Press Release of                            X
                Wisconsin Energy
                Corporation and WICOR,
                Inc., dated June 28, 1999